Settlement Agreement

Party A: Jiangmen Roots Biopack Limited
Legal representative: Gerald Lau

Party B: Mr Wen’s family

On the principle of equality and voluntary will, both parties have arrived at an agreement thereafter with regard to the Contract for Transfer of the Use Right of the State-owned Land (hereinafter as referred to the Contract) signed by Party A and Mr. Wen on June 16, 2006. The following terms shall be observed.

I.	Party B shall be entitled to succeed to Mr. Wen’s use right of three pieces of state-owned land, of which the certificates are No. 2104605 (2002), No. 2104606 (2002), and No. 2104607 (2002).

II.

Both parties agree herein to cancel the Contract for Transfer of the Use Right of the State-owned Land signed by Party A and Mr. Wen on June 16, 2006. Both parties are no longer required to perform this Contract.

III.	Party A agrees not to demand 1M RMB, the earnest money paid by Party A to Party B as stipulated in the Contract, from Party B.

IV.	Party B shall have the right to dispose the land as mentioned above. Both parties agree to give up all the rights of pursuit against the other party of legal liabilities as stipulated in the Contract.

V.

This agreement is in quadruplicate, two copies for each party. This agreement shall come into force once it is signed and sealed by both parties. The four copies shall have the same legal binding force.

          /s/ Gerald Lau
Party A: Jiangmen Roots Biopack Limited
Legal representative: Gerald Lau

          /s/ Wen Binsen
Party B: Mr Wen’s relations

Date: April 8, 2008